Exhibit 10.1
INSTALLED BUILDING PRODUCTS, INC.
CHANGE IN CONTROL AGREEMENT
THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into by and between Installed Building Products, Inc., a Delaware corporation (the “Company”), and [NAME OF EXECUTIVE] (“Executive”).
W I T N E S S E T H:
WHEREAS, Executive has been employed by the Company or one of its Affiliates as [the/a [TITLE]] and the parties desire to enter into this Agreement to provide for certain severance payments to Executive in the event that Executive’s employment with the Company and its Affiliates is terminated in connection with a change in control of the Company;
NOW, THEREFORE, based upon the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms to be effective as of [EFFECTIVE DATE] (the “Effective Date”):
Article I. DEFINITIONS
Terms used in this Agreement that are defined are indicated by initial capitalization of the term. References to an “Article” or a “Section” mean an article or a section of this Agreement. In addition to those terms that are specifically defined herein, the following terms are defined for purposes hereof:
Section 1.1“Affiliate.” Affiliate means any business entity that is a parent or subsidiary organization of the Company.
Section 1.2“Board.” The Board of Directors of the Company.
Section 1.3“Cause.” A termination of Executive’s employment for Cause means a termination of employment on account of any of the incidents described below. Termination for Cause is further conditioned on the Company or its Affiliate, as appropriate, providing written notice to Executive of its intent to terminate within 90 days of the date that the Cause event has occurred or is initiated and the Executive does not materially cure such condition within 30 days after receiving such notice.
(1)Executive’s conviction of or plea of nolo contendere to a felony;
(2)Executive’s willful commission of an act of fraud, dishonesty or other act of willful misconduct in the course of Executive’s duties that has a significant adverse effect on the Company or its Affiliates;
(3)Executive’s willful failure to perform the Executive’s duties to the Company or its Affiliate, as appropriate, after a written demand for performance has been delivered to the Executive which describes the basis for the belief that the Executive has violated his or her obligations to the Company or its Affiliate and Executive fails to cure such alleged violation or failure within 30 days after receipt of such notice; or

(4)any material breach of Executive’s written employment agreement with the Company or its Affiliate, as appropriate, or the covenants included in this Agreement after written notice has been delivered to the Executive that describes the basis for the belief that the Executive has materially breached such agreement or covenants and the Executive fails to cure such alleged breach within 30 days after receipt of such notice.
The existence of Cause shall be determined in good faith by the CHC Committee. The CHC Committee has sole discretion in making its determination that an event constituting Cause has occurred; provided, however, that such determination must be made in a reasonable and good faith manner.
Section 1.4“Change in Control” means a transaction or circumstance in which any of the following have occurred:
(1)the merger, acquisition or consolidation of the Company with any corporation pursuant to which the other corporation immediately after such merger, acquisition or consolidation owns more than 50% of the voting securities (defined as any securities which vote generally in the election of its directors) of the Company outstanding immediately prior thereto or more than 50% of the Company’s total fair market value immediately prior thereto;
(2)the date that any person, or persons acting as a group, as described in Treas. Reg. § 1.409A-3(i)(5) (a “Person”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlling the Company or owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of (or has become the beneficial owner during the 12-month period ending on the date of the Person’s most recent acquisition) securities of the Company representing more than 30% of the total voting power represented by the Company's then outstanding voting securities (as defined above) in a transaction that is not approved by the Board;
(3)the date that a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(4)the date that any Person acquires (or has acquired within the 12-month period ending on such date) assets from the Company that have a gross fair market value equal to 85% or more of the fair market value of the Company’s total assets;
provided, however, that any of the following acquisitions will be excluded from any such calculations:
(i)an acquisition by a shareholder of the Company (immediately before the acquisition) in exchange for or with respect to its stock;

(ii)an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;
(iii)an acquisition by a Person that owns directly or indirectly 50% or more of the total value or voting power of the outstanding stock of the Company; or
(iv)an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by a Person described in paragraph (iii) above.
Section 1.5“CHC Committee.” The Compensation and Human Capital Committee of the Board, or any successor committee duly appointed thereby.
Section 1.6“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
Section 1.7“Code” means the Internal Revenue Code of 1986, as amended.
Section 1.8“Good Reason.” A termination of employment for Good Reason means a resignation or other termination of employment by Executive for any of the reasons described below, provided that such condition is not initiated by Executive or with Executive’s consent. Good Reason is further conditioned on the Executive providing written notice to the Company of Executive’s intent to terminate within 90 days of the date that the Good Reason condition is initiated and the Company or an Affiliate, as appropriate, does not materially cure such condition within 30 days after receiving such notice.
(1)A diminution in Executive’s base salary or target annual bonus or incentive compensation opportunity.
(2)A diminution in Executive's authority, duties, or responsibilities.
(3)A requirement that Executive report and be subject to the authority of an officer or employee of the Company or an Affiliate [for the CEO: other than the Board / for other executives: who is below the rank of the [Chief Executive Officer / Chief Financial Officer] of the Company.]
(4)A relocation of Executive's principal place of employment by 20 miles or more.
(5)Any material breach of this Agreement by the Company or an Affiliate or the failure of any successor to assume this Agreement on and after a Change of Control.
Article II. CHANGE IN CONTROL TERMINATION PAYMENT
Section 2.1Benefits.
(a)Amount. In the event of a Change in Control and if, within the 24-month period following such Change in Control, Executive's employment with the Company and its Affiliates is terminated for reasons other than Cause or the Executive resigns for Good Reason, then subject to the conditions, limitations and adjustments that are provided for herein, the Company or its successor will provide to Executive the payments and benefits described below:
(1)An amount equal to 300% of Executive's annual base compensation determined by reference to Executive’s base salary in effect at the time of Change in Control.
(2)An amount equal to 300% of the target bonus that Executive would be eligible to receive during the fiscal year ending during which the Change in Control occurs.
(3)For a period of 18 months, Executive shall continue to participate in the Company’s or Affiliate’s group health benefit plans by Executive, subject to the restrictions of COBRA, provided that Executive shall be permitted to continue coverage under COBRA at the same rate that applies to senior executive officers of the Company.
(4)All unearned equity incentive awards will be deemed to have been earned at the target level and immediately vested. All equity incentive awards previously earned will immediately vest.
(5)Termination of restrictive covenants specified in Section 3.2 and all other similar restrictive covenants between the Executive and the Company or its Affiliates and their successors.
(b)Adjustments. Notwithstanding anything herein to the contrary, the amounts and the timing of payments under Section 2.1(a) shall be adjusted in accordance with Section 2.2.
(c)Time for Payment; Interest. The cash amounts payable under this Section 2.1 shall be paid to Executive in a single lump sum within ten days following the date of termination of employment. The Company's obligation to pay to Executive any amounts under this Section 2.1 will bear interest at the lesser of (i) 10% or (ii) the maximum rate allowed by law until paid by the Company, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded annually.
Section 2.2Limitation of Payments.
(a)Golden Parachute. Notwithstanding anything in this Agreement to the contrary, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code) and the benefits and payments provided for in this Agreement, together with any other payments or vesting of equity awards which Executive has the right to receive on account of a “change in control” (defined for this purpose in section 280G of the Code) would in the aggregate result in a “parachute payment” (as defined in section 280G(b)(2) of the Code) to Executive, the amount of such change in control payments shall be reduced by the Company so that the aggregate of payments to Executive is the maximum change in control payment that does not constitute a parachute payment (such amount referred to herein as the “Safe Harbor Payment”); provided, however, such reduction shall not be applied if the net payment to Executive (after considering the effect of applicable excise taxes under section 4999 of the Code) is greater than the Safe Harbor Payment.
(1) If, as a result of the above calculations, payments or benefits are to be reduced to the Safe Harbor Payment, the reduction shall be applied in the following order: (i) cash severance pay that is exempt from section 409A; (ii) any other cash severance pay; (iii) continued health care benefits; (iv) any restricted stock; (v) any equity awards other than restricted stock and stock options; and (vi) stock options.

(2)Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by an independent advisor designated by the Company and reasonably acceptable to Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of sections 280G and 4999 of the Code; provided that the Independent Advisor shall assume that Executive pays all taxes at the highest marginal rate in the absence of clear evidence to the contrary. The Company and Executive shall furnish to the Independent Advisor such information and documents as the Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that the Independent Advisor may incur in connection with any calculations contemplated by this Section.
(b)Section 409A.
(1)A payment of any amount or benefit paid to Executive that is subject to section 409A of the Code and payable on account of termination of employment shall not be made unless such termination is also a “separation from service” within the meaning of section 409A of the Code and the regulations promulgated thereunder. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “resignation” or like terms shall mean “separation from service” within the meaning of section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or otherwise, if at the time of Executive’s “separation from service” Executive is a “specified employee” (as defined under section 409A of the Code), payments of “deferred compensation” (as defined under section 409A of the Code) that Executive would otherwise be entitled to receive in connection therewith during the six month period following the separation from service, whether paid under this Agreement or otherwise, will instead be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of Executive’s death. This paragraph shall apply only to the extent required to avoid Executive’s incurrence of any additional tax or interest under section 409A of the Code.
(2)Nothing in this Agreement shall be construed to obligate the Company or an Affiliate to make an impermissible acceleration or deferral of payments under section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. To the extent that payments hereunder would constitute an impermissible acceleration or deferral, payments shall be made in accordance with the terms of the applicable plan, program, arrangement or policy or at the time permitted under section 409A of the Code.
Article III. RESTRICTIVE COVENANTS
As partial consideration for the benefits received by the Executive under this Agreement, Executive hereby agrees to be bound by the following restrictive covenants and the remedies set forth in this Article III. The obligations of this Article III are intended to and do hereby replace and supersede any restrictive covenants with respect to the Company and its successors that may be applicable to the Executive under any other written agreement or policy that was in effect on or prior to the Effective Date. For purposes of this Article III, the term “Company” includes the Company and its Affiliates.

Section 3.1Confidentiality.
(a)Confidential Information. Executive acknowledges that Executive has had access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements, and other information, operating practices and methods, expansion plans, strategic plans, acquisitions, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, "Confidential Information"). In addition, Executive acknowledges that: (A) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (B) the Company would be irreparably harmed if the Confidential Information were disclosed to Competitors or made available to the public. Executive shall, and shall cause Executive’s representatives to, keep confidential and not, directly or indirectly, disclose or use (other than solely for the purposes of Executive’s employment with the Company and monitoring and analyzing investment in the Company) at any time, including, without limitation, use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which Executive is or becomes aware. Executive shall, and shall cause its representatives to, take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft.
(b)Required Disclosures. Nothing contained herein shall prevent the Executive from disclosing Confidential Information: (A) upon the order of any court or administrative agency; (B) upon the request or demand of any regulatory agency or authority having jurisdiction over the Executive; (C) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (D) to the extent necessary in connection with the exercise of any remedy hereunder; (E) to executive officers and the Board; or (F) to such representatives of the Executive who, in the reasonable judgment of Executive, need to know such Confidential Information and agree to be bound by the provisions of the restrictions on the use of Confidential Information in this Agreement as if a party hereto; provided, that in the case of clause (A), (B), or (C), the Executive shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.
(c)Exceptions. These restrictions shall not apply to Confidential Information that: (A) is or becomes generally available to the public other than as a result of a disclosure by the Executive or any of Executive’s representatives in violation of this Agreement; (B) is or has been independently developed or conceived by the Executive without use of Confidential Information; or (C) becomes available to the Executive or any of Executive’s representatives on a non-confidential basis from a source other than the Company, the Company’s shareholders, or any of their respective representatives, provided, that such source is not known by the Executive to be bound by a confidentiality agreement regarding the Company.
(d)Survival. The obligations of the Executive with respect to Confidential Information shall survive the termination, dissolution, liquidation, and winding up of the Company.

Section 3.2Non-Compete and Non-Solicit.
(a)Restrictions. During the term of Executive’s employment and for a period of two (2) years thereafter (the “Restricted Period”), except as provided herein for permitted activities, Executive shall not, either directly or indirectly, do any of the following:
(1)have any interest in, own, manage, operate, control, participate in, be connected with (whether as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venture, officer, director, representative, partner, employee or consultant), or otherwise engage, invest or participate in, or be a lender to, any activity, project, contract, business, that shall compete with the Business (the term “Business” means sales, installation, marketing, or distribution of insulation, insulation materials or acoustic products, or shower enclosures, shelving, mirrors, blinds, bath accessories, fireproofing, rain gutters, waterproofing or garage doors, or with respect to any other business or products that the Company engages in or manufactures as the case may be (regardless of whether such activity is at the manufacturing, distribution or retail level) within a one hundred (100) mile radius of any location in which the Company (or any of its Affiliates) has a business location or operation (the “Territory”); [for CEO only: provided that the term “Business” shall not include the Real Estate Business, as defined in the Executive’s employment agreement with the Company, for so long as the Real Estate Business does not compete with the Business];
(2)solicit, attempt to solicit, induce or otherwise cause any customer of the Company on the date of termination or to whom the Company has marketed its services within the one-year period preceding the date of termination, to terminate, fail to extend or renew, reduce the funding of, or fail to provide additional funding for, any contract, proposal or work with the Company;
(3)solicit, attempt to solicit, induce or otherwise cause any existing or prospective employee of or other service provider to the Company, to terminate or abort his or her employment or relationship with the Company, or attempt to hire any existing or prospective employee of or service provider to the Company for which the Executive or any firm, organization, business, partnership, corporation, or association that is associated with the Executive; or
(4)induce or otherwise cause any vendor or supplier of the Company on the date of termination or to whom the Company has purchased services and/or goods from within the one-year period preceding the date of termination, to terminate, fail to extend or renew, or reduce its relationship with the Company in connection with any Contract or proposal with the Company; provided that Executive may hire and terminate vendors and suppliers to the Company in his role as an officer of the Company in the ordinary course of business.
(b)Reasonableness; Consent to Revision. The Executive agrees that the limitations and restrictions contained herein are (i) reasonable and are tailored as narrowly as possible to protect the Company’s legitimate business interests, and (ii) the restrictions will not prohibit the Executive from working. However, in the event that a court of law in any jurisdiction should find the geographic scope, time period or any other terms of Section 3.2 to be excessive or unlawful, the Executive agrees to abide by any reduction of such Territory or Restricted Period as the court may determine is reasonable.
(c)Permitted Activities. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any Governmental Authority concerning a violation by the Company or its officers and directors, of applicable law. Executive acknowledges and understands that this Agreement does not limit Executive’s ability to communicate with any Governmental Authority or otherwise participate in any investigation or proceeding that may be conducted by any Government Authority, including providing documents or other information. Moreover, Executive shall not be restricted from investing in a business that may participate in the industry that includes the Business but that is either a vendor or a customer of the Company or does not otherwise compete with the Company. The Company will take no enforcement action against the Executive described in this Agreement in the event that the Executive validly engages in conduct that is described herein.
(d)Injunctive Relief. Executive acknowledges that any breach by Executive of the restrictive covenants contained in this Section 3.2 will result in irreparable harm to the Company, that legal damages are an insufficient remedy, and that the Company shall be entitled, in addition to any other legal remedies available to it, to preliminary and other injunctive relief, without the necessity of posting of a bond or other security, and/or to recover damages for any breach of this provision.
(e)Change in Control. The restrictive covenants in this Section 3.2 as well as under any other agreement or policy of the Company and its successors will terminate in the event of a Change in Control and termination of the Executive’s employment without Cause or resignation by the Executive for Good Reason, as provided in Section 2.1(a).
Section 3.3Mutual Non-Disparagement. Executive agrees that Executive will not intentionally make any disparaging or detrimental public comments about the Company, any of its officers, directors, employees, Affiliates or agents, nor will Executive authorize, encourage or participate with anyone on Executive’s behalf to make such statements. In consideration of the foregoing, the Company, any of its Affiliates and any of their directors and senior officers will not intentionally make any disparaging or detrimental public comments about Executive. Nothing in this Section shall preclude either party from fulfilling any duty or obligation that he, she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or, in the case of Executive, from taking any reasonable actions to enforce Executive’s rights under this Agreement.
Section 3.4Inventions.
(a)Ownership. The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, during the Initial Term and each Subsequent Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon.
(b)Records and Assignment. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Initial Term or any Subsequent Term, or upon the Company’s request. The Executive will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Initial Term or any Subsequent Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Initial Term and each Subsequent Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.
(c)Work for Hire. In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.
Article IV. TERM OF AGREEMENT
The term of this Agreement shall commence on the Effective Date and shall continue to be enforceable by its terms without expiration until the lapse of the restrictive covenants described in Article III or, if applicable, all payments and benefits are provided to the Executive following a Change in Control. This Agreement cannot be terminated without the prior written consent of the Executive.
Article V. GENERAL TERMS
Section 5.1Notices. Any notice under this Agreement must be in writing and may be given by electronic, certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person, to the relevant address set forth below, or to such other address as the recipient of such notice or communication has specified in writing to the other party hereto in accordance with this Section:

If to the Company to:
Installed Building Products, Inc.
General Counsel
495 South High Street, Suite 50
Columbus, OH 43215
Electronic delivery may be provided to the email address of record for the chief human resource officer. Notice to Executive may be to the then-current address or email address of Executive on the records of the Company.
Section 5.2Withholding; No Offset. All payments required to be made by the Company under this Agreement to Executive will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Executive may owe to the Company or any other person, except as required by law.
Section 5.3Entire Agreement. This Agreement constitutes the complete and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement. The Company has advised Executive of the Executive’s right to seek counsel prior to entering into this Agreement and that Executive has had at least seven days to review this Agreement before executing.
Section 5.4Amendment. This Agreement may be amended in writing at any time by the Company, provided that the Executive’s written consent is required for any amendment that would diminish the benefits provided hereunder to Executive, except as may be necessary to maintain compliance with applicable provisions of the Code.
Section 5.5Choice of Law. This Agreement and the performance hereof will be construed and governed in accordance with the internal laws of the State of [STATE OF EXECUTIVE’S RESIDENCE], without regard to its choice of law principles, except to the extent that federal law controls or preempts state law.
Section 5.6Successors and Assigns. The obligations, duties and responsibilities of Executive under this Agreement are personal and shall not be assignable. In the event of Executive's death or disability, this Agreement shall be enforceable by Executive's estate, executors or legal representatives. the Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform, by a written agreement in form and substance satisfactory to Executive, all of the obligations of the Company under this Agreement. As used in this Agreement, the term “Company” shall mean the Company as defined herein and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.
Section 5.7Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.
Section 5.8Severability. The provisions of this Agreement and the benefits and amounts payable hereunder shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement and/or benefit or payment shall be effective and binding upon the parties.
Section 5.9Attorneys’ Fees. In the event the Company or Executive breaches any term or provision of this Agreement and the other party employs an attorney or attorneys to enforce the terms of this Agreement, then the breaching or defaulting party agrees to pay the other party the reasonable attorneys’ fees and costs incurred to enforce this Agreement.
Section 5.10Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[signature page follows]

SIGNATURE PAGE
IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the day and year indicated below to be effective as described above.
EXECUTIVE

_____________________________________________
[Name]

INSTALLED BUILDING PRODUCTS, INC.

By: _________________________________________

Its: _________________________________________